As Filed with the Securities and Exchange Commission on August 25, 1999
                         Registration Statement No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                          CATHERINES STORES CORPORATION
             (Exact name of registrant as specified in its charter)

                  Tennessee                    62-1350411
          (State of Incorporation) (I.R.S. Employer Identification No.)

                                3742 Lamar Avenue
                            Memphis, Tennessee 38118
                    (Address of principal executive offices)

   CATHERINES STORES CORPORATION 1999 DIANE V. MISSEL NON-QUALIFIED INCENTIVE
                                      PLAN
                            (Full Title of the Plan)

                                 DAVID C. FORELL
                          Executive Vice President and
                             Chief Financial Officer
                                3742 Lamar Avenue
                            Memphis, Tennessee 38118
                                 (901) 363-3900
            (Name, address and telephone number of agent for service)
                                (with copies to:)
                             SAMUEL D. CHAFETZ, ESQ.
                                   Waring Cox
                               50 N. Front Street
                                   Suite 1300
                            Memphis, Tennessee 38103


                         CALCULATION OF REGISTRATION FEE


                                                                             Proposed
                                                       Proposed              Maximum
                                                        Maximum              Aggregate            Amount of
Title Of Securities             Amount To Be        Offering Price           Offering           Registration
 To Be Registered                Registered           Per Share(1)           Price(1)              Fee(1)
-------------------             ------------         --------------          --------          -------------
Option and Shares,
Common Stock,
$0.01 par value . . . .         40,000 shares            $8.00               $320,000              $88.96
=========================== ====================  ===================  ===================== ===================


(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) based upon the price at which the option may be exercised, derived from the price of the Common Stock on the NASDAQ National Market System on March 4, 1999.

                                     PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act").


                                     PART II

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     1. The Registrant's Annual Report on Form 10-K for the year ended January 30, 1999.

     2. All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") since the end of the fiscal year ended January 30, 1999.

     3. The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 24, 1991, pursuant to Section 12(b) of the 1934 Act.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

     No response is required to this item.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     No response is required to this item.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 48-18-502 of the Tennessee Business Corporation Act provides that a Tennessee corporation may indemnify an individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, whether formal or informal (hereinafter, a "proceeding") (other than a proceeding by or in the right of the corporation in which the director was adjudged liable or in connection with any other proceeding in which the director was adjudged liable on the basis that he improperly received personal benefit) because he is or was a director of the corporation or, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or, in certain circumstances, not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 48-15-503 further provides that to the extent a director of a corporation has been wholly successful in the defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith, unless otherwise limited in the corporation's charter. The Company's Charter does not limit this right to indemnification.

     Section 48-15-504 of the Tennessee Business Corporation Act provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his good faith belief that he met the standard of conduct described in ss.48-18-502; he furnishes the corporation a written unlimited obligation to repay the advance if it is ultimately determined that he is not entitled to indemnification; and a determination is made that the facts then known to those making this determination would not preclude indemnification.

     Section 48-18-508 provides that a corporation may purchase and maintain insurance on behalf of a director of the corporation against liability asserted against him in that capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against the same liability under ss.48-18-502 or ss.48-18- 503.

     Section  48-18-507  extends  similar  standards  for   indemnification  and
insurance to officers, employees and agents.

     Section 48-12-102 of the Tennessee Business Corporation Act provides that a corporation in its charter may eliminate or limit personal liability of members of its board of directors or shareholders for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director or shareholder for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, voting or assenting to a distribution which was illegal. A provision of this type limits liability for monetary damages only and has no effect on the availability of equitable remedies, such as injunctions or rescission, for breach of fiduciary duty. The Company's Charter contains such a provision.

     The Company's Bylaws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Tennessee. The Bylaws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such, and the Company has purchased such insurance.

     The Company has entered into and intends to execute indemnity agreements with present and future directors for indemnification of and advance of expenses to such persons to the full extent permitted by law.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

     No response is required to this item.

Item 8.  EXHIBITS

   Exhibit Number             Description

    4.1               1999 Diane V. Missel Non-Qualified Incentive Plan

    4.2               Catherines Stores Corporation 1994 Omnibus Incentive Plan,
                       as amended*

    5                 Opinion and Consent of Waring Cox

    23.1              Consent of Waring Cox (contained in Exhibit 5)

    23.2              Consent of Arthur Andersen LLP

    24                Power of Attorney

     *Incorporated by reference to the Registration Statement on Form S-8 filed on August 25, 1999.

Item 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "1933 Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 25th day of August, 1999.

           CATHERINES STORES CORPORATION


                    By:   /s/ David C. Forell
                         --------------------
                          David C. Forell
                          Executive Vice President,
                          Chief Financial Officer and Secretary

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that the undersigned Officers and Directors of Catherines Stores Corporation, a Tennessee corporation, hereby constitute and appoint Bernard J. Wein and David C. Forell and each of them, the true and lawful agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned, in their respective names as Officers and Directors of the
Corporation, one or more Registration Statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission,
Washington,  D.C.,  under  the  Securities  Act of  1933,  as  amended,  and any amendment or supplement to such Registration Statement, relating to the Catherines Stores Corporation 1999 Diane V. Missel Non-Qualified Incentive Plan; hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact, or any one or more of them, as herein authorized.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                            Title                              Date


 /s/ Bernard J. Wein                        Chairman of the Board,                      August 23, 1999
--------------------------------            President and Chief Executive
Bernard J. Wein                             Officer and Director
                                            (Principal Executive Officer)

 /s/ Stanley H. Grossman                    Director                                    August 23, 1999
---------------------------------
Stanley H. Grossman

 /s/ David C. Forell                        Executive Vice President,                   August 23, 1999
--------------------------------            Chief Financial Officer, Secretary
David C. Forell                             and Director (Principal Financial
                                            and Accounting Officer)

 /s/ James H. Lindy                         Director                                    August 23, 1999
-----------------------------------
James H. Lindy

 /s/ Allen B. Morgan, Jr.                   Director                                    August 23, 1999
---------------------------------
Allen B. Morgan, Jr.

 /s/ Wellford L. Sanders, Jr.               Director                                    August 23, 1999
---------------------------------
Wellford L. Sanders, Jr.

 /s/ Elliot J. Stone                        Director                                    August 23, 1999
---------------------------------------
Elliot J. Stone


EXHIBIT 4.1

                          CATHERINES STORES CORPORATION
                            NONQUALIFIED STOCK OPTION

     CATHERINES STORES CORPORATION, a Tennessee corporation (the "Company"), hereby grants to DIANE V. MISSEL (the "Optionee") an option ("Option") to purchase a total of Forty Thousand (40,000) shares of $.01 par value common stock of the Company (the "Shares"), at the price and subject to the terms and conditions hereof.

     1. Nature of the Option. This Option is not granted pursuant to any stock option, stock bonus, stock purchase or similar plan approved by the Company's stockholders. Nevertheless, the Company and the Optionee hereby agree that this Option shall be subject to the terms, definitions, procedures and conditions of the 1994 OMNIBUS INCENTIVE PLAN (together with all amendments thereto, collectively referred to as the "Plan") adopted by the Company, which is incorporated herein by reference, even though this Option is not granted pursuant to the Plan. This Option is not intended to be an "incentive stock option" within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

     2. Option Price. The option price is $8.00 for each share.

     3. Exercise of Option. This option shall be exercisable only in accordance with the provisions of the Plan, and only by written notice which shall:

     (a) state the election to exercise the Option, the number of Shares in respect of which it is being exercised, the person in whose name the stock certificate or certificates for such Shares is to be registered, his or her address and Social Security Number (or if more than one, the names, addresses and Social Security Numbers of such persons);

     (b) contain such representations and agreements as to the holder's investment intent with respect to the holder's investment intent with respect to such Shares as may be required by the Company pursuant to the Plan or this Agreement;

     (c) be signed by the person or persons entitled to exercise the Option, and if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Company, of the right of such person or persons to exercise the Option;

     (d) be in writing and delivered in person or by certified mail to the Secretary of the Company; and

     (e) be accompanied by payment in full (including applicable withholding taxes, if any, as described in Section 8 of this Agreement.) Payment of the purchase price shall be in cash, currency, by certified or bank cashier's check and/or Shares, or a combination thereof pursuant to the provisions of the Plan. Unless the sale of Shares pursuant to this Option has been registered under the Securities Act of 1933 on Form S-8 or successor form, or unless otherwise determined by the Committee, the certificate or certificates for Shares as to which the Option shall be exercised shall contain a legend to the following effect:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO THE DISTRIBUTION THEREOF, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS REGISTERED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT, AND UNLESS SUCH SALE OR TRANSFER IS AUTHORIZED UNDER APPLICABLE STATE LAW."

         4. Extent of Exercise. This option shall be exercisable at any time in such amounts and at such times as are set forth below:

     (a) Exercisable to the extent of 25% of the Shares covered hereby on or after the first anniversary of the date of grant set forth below ("Date of Grant"); exercisable to the extent of an additional 25% of the Shares covered hereby on or after the second anniversary of the Date of Grant; exercisable to the extent of an additional 25% of the Shares covered hereby on or after the third anniversary of the Date of Grant; and exercisable to the extent of the remaining 25% of the Shares covered hereby on or after the fourth anniversary of the Date of Grant.

     (b) Notwithstanding paragraph 4(a) hereof, the entire unexercised portion of this Option shall be exercisable on or after the date of the Optionee's Retirement (as defined in the Plan).

     5. Restrictions on Exercise. This Option may not be exercised if the issuance of such Shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation. As a condition to the exercise of this Option, the Company may require the Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation or may otherwise be appropriate.

     6. Nontransferability of Option. This Option may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, other than by will or by the laws of descent and distribution. During the lifetime of the Optionee this option is exercisable only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

     7. Term of Option. This Option may not be exercised more than ten (10) years from the Date of Grant of this Option and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

     8.  Withholding.  Prior to the issuance of Shares  under this  Option,  the
Optionee shall remit to the Company and amount sufficient to satisfy any federal, state or local withholding tax requirements. The Optionee may satisfy the withholding requirement in whole or in part by electing to have the Company withhold Shares having a value equal to the amount required to be withheld. The value of the Shares to be withheld shall be the fair market value, as determined by the Committee, of the stock on the date that the amount of tax to be withheld is determined (the "Tax Date"). Such elections must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements, as interpreted by the Committee, and may not be made unless approved in advance by the Committee, in its discretion. The Company reserves the right to make whatever further arrangements it deems appropriate for the withholding of any taxes in connection with any transaction contemplated by this Agreement or the Plan.

     9. Termination of Employment. If the Optionee ceases to be an employee of the Company for any cause other than retirement, death or disability, as defined in the Plan, the Optionee may exercise this Option during its term within three months after the termination to the extent that this Option was exercisable at the time of termination.

     10. Merger. This Agreement supersedes any other agreement, written or oral, between the parties with respect to the subject matter hereof.

     11. Optionee Acknowledgment. Optionee acknowledges receipt of a copy of the Plan, which is attached hereto, and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all the terms and provisions thereof. Optionee hereby agrees to accept as binding, conclusive and final decisions or interpretations of the Committee upon any questions arising under the Plan.


DATE OF GRANT:  March 4, 1999.

                                              CATHERINES STORES CORPORATION



                                               By:
                                                  -------------------------
                                               Name:
                                                  --------------------------
                                               Title:
                                                  --------------------------

         Agreed to and accepted as of the 4th day of March, 1999.


                                                 --------------------------
                                                 Diane V. Missel